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                              HATHAWAY CORPORATION
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (In thousands)

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
                                    BALANCE AT       CHARGED TO      DEDUCTIONS         BALANCE
                                   BEGINNING OF      COSTS AND          FROM           AT END OF
                                      PERIOD          EXPENSES        RESERVES          PERIOD
                                   ------------      ----------      ----------        ---------
YEAR ENDED JUNE 30, 2001:
     Reserve for bad debts            $ 530            $ 150            $(184)            $ 496

YEAR ENDED JUNE 30, 2000:
     Reserve for bad debts            $ 479            $ 150            $ (99)            $ 530

YEAR ENDED JUNE 30, 1999:
     Reserve for bad debts            $ 599            $  14            $(134)            $ 479

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